Exhibit 5.1

May 12, 2023

Assure Holdings Corp.

7887 East Belleview Avenue, Suite 500

Greenwood Village, Colorado 80111

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Assure Holdings Corp., a Nevada corporation (the “Corporation”), in connection with a registration statement on Form S-1 (File No. 333-269438, as amended and supplemented, the “ Registration Statement”), filed by the Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offer and sale by the Corporation of an aggregate of 4,250,000 shares (the “Firm Shares”) of common stock, par value $0.001 per share, of the Corporation (the “Common Stock”) and 750,000 Common Stock purchase warrants (the “Firm Pre-funded Warrants”) to purchase  shares of Common Stock (the “Firm Pre-funded Warrant Shares”, together with Pre-funded Warrants and Firm Shares, the “Firm Securities”), up to an aggregate amount of $6,000,000 in gross proceeds pursuant to an Underwriting Agreement dated May 11, 2023 by and among the Corporation and Joseph Gunnar & Co., LLC (the “Underwriter”)(the transaction, the “Offering”).

Pursuant to the Underwriting Agreement, the Corporation agreed to grant to the Underwriter an option (the “Over-allotment Option”) to purchase in the aggregate an additional 750,000 shares of Common Stock (the “Option Shares” and/or pre-funded warrants (the “Option Pre-funded Warrants”) to purchase additional shares of Common Stock (the “Option Pre-funded Warrant Shares”, together with the Option Shares and Option Pre-funded Warrants, the “Option Securities”) in any combination thereof..

Pursuant to the Underwriting Agreement, the Corporation agreed to issue to the Underwriter representative warrants (the “Representative’s Warrants”) to purchase 287,500 shares of common stock (the “Representative’s Warrant Shares”), assuming exercise of the Over-allotment Option, subject to any reductions necessary to comply with the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”). The Representative Warrants shall be exercisable, in whole or in part, at a price of $1.32 per Warrant Share after 180 days from the commencement of sales of securities in the Offering and will expire on the five-year anniversary the commencement of sales of securities in the Offering.

The Firm Shares and Option Shares are hereinafter referred to as the “Shares”. The Firm Pre-Funded Warrants and Option Pre-Funded Warrants are hereinafter referred to as the “Pre-Funded Warrants”. Firm Pre-Funded Warrant Shares and Option Pre-funded Warrant Shares are hereinafter referred to as the “Pre-Funded Warrant Shares”. The Firm Securities and the Option Securities are hereinafter referred to as the “Securities”.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Securities.

For purposes of the opinions set forth below, we have examined the following:

(a)	the Certificate of Incorporation of the Company (the “Certificate of Incorporation”);

(b)	the Bylaws of the Company (the “Bylaws”);

(c)	the Registration Statement, including the prospectus included therein (the “Prospectus”), which provides that it will be supplemented in the future by one or more supplements to the Prospectus (each a “Prospectus Supplement”); and

(d)	the form of Pre-Funded Warrants

(e)	the form of Representative’s Warrants

We have also examined such documents and have reviewed such questions of law as we have considered necessary or appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons, and with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates or comparable documents of officers and other representatives of the Corporation and of public officials.

Based on the foregoing, we are of the opinion that: (i) the Shares, when issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable; (ii) the Pre-Funded Warrants, when issued by the Company in the form filed as an exhibit to the Registration Statement against payment therefor in the circumstances contemplated by the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; (iii) the Pre-Funded Warrant Shares initially issuable upon exercise of the Pre-Funded Warrants when issued by the Company against payment therefor in the circumstances contemplated by the Pre-Funded Warrants will be validly issued, fully paid and non-assessable, (iv) the Representative’s Warrants, when issued by the Company in the form filed as an exhibit to the Registration Statement in the circumstances contemplated by the Underwriting Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and (v) the Representative’s Warrant Shares, when issued by the Company against payment therefor in the circumstances contemplated by the Pre-Funded Warrants will be validly issued, fully paid and non-assessable.

Our opinions set forth above are subject to the following qualifications and exceptions:

(a)	Our opinions set forth in clauses (ii) and (iv) above in connection with the Pre-Funded Warrants and the Representative’s Warrants is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws).

(b)	Our opinions set forth in clauses (ii) and (iv) above in connection with the Pre-Funded Warrants and Representative’s Warrants is subject to the effect of general principles of equity, including, without limitation, concepts of materiality reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding in equity or at law.

(c)	Our opinions set forth in clauses (ii) and (iv) above in connection with the Pre-Funded Warrants and Representative’s Warrants is subject to limitations regarding the availability of indemnification and contribution where such indemnification or contribution may be limited by applicable law or the application of principles of public policy.

(d)	We express no opinion as to the enforceability of (i) provisions that relate to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a state court of the State of New York, (ii) waivers by the Company of any statutory or constitutional rights or remedies, (iii) terms which excuse any person or entity from liability for, or require the Company to indemnify such person or entity against, such person’s or entity’s negligence or willful misconduct or (iv) obligations to pay any prepayment premium, default interest rate, early termination fee or other form of liquidated damages, if the payment of such premium, interest rate, fee or damages may be construed as unreasonable in relation to actual damages or disproportionate to actual damages suffered as a result of such prepayment, default or termination.

(e)	We draw your attention to the fact that, under certain circumstances, the enforceability of terms to the effect that provisions may not be waived or modified except in writing may be limited.

Our opinions expressed above are limited to Chapter 78 of the Nevada Revised Statutes and the laws of the State of New York.

We hereby consent to the filing of this opinion as an exhibit to an amendment to the Registration Statement filed pursuant to 462(d) promulgated under the Securities Act, and to the reference to our firm under the heading “Legal Matters” in the prospectus constituting part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Dorsey & Whitney LLP